(d)(3)(v)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA SERIES FUND, INC.

OPERATING EXPENSE LIMITS

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	B	C	I	O	R	R6	T	W
Voya Corporate Leaders® 100 Fund Term Expires October 1, 2013 Initial Term for Class O Shares Expires October 1, 2013 Initial Term for Class R Shares Expires October 1, 2013 Initial Term for Class R6 Shares Expires October 1, 2015 Initial Term for Class T Shares Expires October 1, 2018	0.90%	1.65%	1.45%	0.65%	0.90%	1.15%	0.65%	0.90%	0.65%

Voya Global Multi-Asset Fund(1) (formerly, Voya Capital Allocation Fund) Term Expires October 1, 2011 Initial Term for Class W Shares Expires October 1, 2012 Initial Term for Class T Shares Expires October 1, 2018	1.15%	1.90%	1.90%	0.90%	1.15%	N/A	N/A	1.15%	0.90%

(1)         These operating expense limits take into account operating expenses incurred at the underlying Fund level.

(2)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now known as Voya Financial, Inc.).

	Maximum Operating Expense Limit (as a percentage of average net assets)
	Classes
Name of Fund*	A	B	C	I	O	R	R6	T	W
Voya Global Target Payment Fund(1), (2) Initial Term for Class T Shares Expires March 1, 2019	1.30%	2.05%	2.05%	0.99%	N/A	1.55%	N/A	1.30%	1.05%

Voya Mid Cap Research Enhanced Index Fund Term Expires October 1, 2013 Initial Term for Class T Shares Expires October 1, 2018	1.00%	1.75%	1.50%	0.75%	1.00%	1.25%	N/A	1.00%	0.75%

Voya Small Company Fund Initial Term Expires October 1, 2006 Initial Term for Class W Shares Expires October 1, 2009 Initial Term for Class R6 Shares Expires October 1, 2014 Initial Term for Class R Shares Expires October 1, 2017 Initial Term for Class T Shares Expires October 1, 2018	1.50%	2.25%	2.25%	1.25%	1.50%	1.75%	1.04%	1.50%	1.25%

/s/ HE
HE

Effective Date: March 27, 2017 to add Class T shares.

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)         These operating expense limits take into account operating expenses incurred at the underlying Fund level.

(2)         The expense limits will remain in effect for the following period, whichever is longer: 1) five years after the shareholder approval of the bifurcated advisory fees; or 2) two years after the last tranche of the ING US IPO (now known as Voya Financial, Inc.).